Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL ENTERS INTO MEMORY TECHNOLOGIES AGREEMENT WITH SK HYNIX

Kirkland, WA. (Business Wire) January 9, 2015 – Pendrell Corporation (NASDAQ: PCO)(“Pendrell”) today announced that it has entered into a patent license agreement with SK hynix Inc. (“SK hynix”) covering embedded MultimediaCard (eMMC) memory technologies. This license agreement enables SK hynix to use both the standards essential and implementation technologies invented by Pendrell’s team. The licensed intellectual property (IP) portfolio includes more than 145 patents and patents pending. Additional terms of the agreement are not being disclosed.

“We are pleased to enter into this agreement with SK hynix,” commented Mario Obeidat, vice president of licensing for Pendrell. “This represents the third licensing agreement we have completed since Pendrell acquired the portfolio in 2013. The pace at which we have concluded these licenses reflects the foundational nature of our technologies, our leadership in the development of breakthrough next-generation memory solutions, and our commitment to entering into licenses on a reasonable and non-discriminatory basis. This agreement allows SK hynix to focus on its development of cutting-edge mobile memory technologies for its customers worldwide.”

ABOUT SK hynix Inc.

SK hynix Inc., headquartered in Korea, is the world’s top tier semiconductor supplier offering Dynamic Random Access Memory chips (“DRAM”), Flash memory chips (“NAND Flash”) and CMOS Image Sensors (“CIS”) for a wide range of distinguished customers globally. The Company’s shares are traded on the Korea Exchange, and the Global Depository shares are listed on the Luxemburg Stock Exchange. Further information about SK hynix is available at www.skhynix.com

ABOUT PENDRELL

Pendrell Corporation (NASDAQ: PCO) is a fully integrated (IP) investment, advisory services and asset management firm. The company invests in, acquires and develops businesses with unique technologies that are often protected by IP rights and that present the opportunity to address large, global markets.

In 2013, Pendrell and Nokia Corporation entered into a collaborative effort to continue more than fifteen years of innovative research and development in memory solutions begun by Nokia. Pendrell’s memory technology portfolio now holds more than 145 patents worldwide, 81 of which were declared by Nokia to be standards essential. Pendrell’s Helsinki Memory Technologies subsidiary is on the forefront of developing leading edge memory solutions, with 29 new patents issued and 40 new patent applications since 2013.  These solutions are targeted to meet the increasing demand for higher memory capacity, cost efficiency, ease of implementation and suitability for applications across a wide range of consumer electronics devices. For more information, visit helsinkimemorytech.com.

For more information on Pendrell, visit Pendrell.com.

Contact:

Laurie Blain
Pendrell Corporation
425-278-7140
laurie.blain@pendrell.com

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